As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333-225123

Registration No. 333-225124

Registration No. 333-239140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-225123)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-225124)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-239140)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVO Payments, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1304484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

(770) 336-8463

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan

EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan

EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan

EVO Payments, Inc. Equity Appreciation Plan

(Full Title of the Plans)

David L. Green

Secretary

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

(770) 336-8463

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Jacob A. Kling

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

EVO Payments, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•

Registration Statement No. 333-225123, filed with the Commission on May 23, 2018, registering 7,792,162 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Registrant under the EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan;

•	Registration Statement No. 333-225124, filed with the Commission on May 23, 2018, registering 511,738 shares of Common Stock under the EVO Payments, Inc. Equity Appreciation Plan;

•

Registration Statement No. 333-239140, filed with the Commission on June 12, 2020, registering 7,350,000 shares of Common Stock under the EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan.

On March 24, 2023, pursuant to the Agreement and Plan of Merger, dated as of August 1, 2022 (the “Merger Agreement”), by and among Global Payments Inc. (“Global Payments”), Falcon Merger Sub Inc., a wholly owned subsidiary of Global Payments (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “merger”), with the Registrant continuing as the surviving corporation of the merger and as a wholly-owned subsidiary of Global Payments.

The foregoing description of the merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 2, 2022.

In connection with the completion of the merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Common Stock and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of March, 2023.

EVO Payments, Inc.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.